UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2017

JETPAY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35170	90-0632274
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3939 West Drive, Center Valley, PA 18034

(Address of Principal Executive Offices) (Zip Code)

(610) 797-9500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements

On November 15, 2017 (the “Effective Date”), the Company and Gregory M. Krzemien, the Chief Financial Officer of the Company, entered into an employment agreement (the “Agreement”). The term of the employment agreement commenced on the Effective Date and ends on the third anniversary thereof, unless earlier terminated in accordance with its terms or extended by the parties by mutual agreement in writing. Mr. Krzemien has served as the Company’s Chief Financial Officer since February 2013.

The principal terms of the Agreement are set forth below.

Compensation.

The Agreement provides for the following compensation for Mr. Krzemien.

•	Base Salary. Mr. Krzemien shall receive a base salary of $300,000, retroactive to July 1, 2017. During the term of Mr. Krzemien’s employment, Mr. Krzemien’s salary may be increased on an annual basis by the Board of Directors of the Company (the “Board”) in its discretion based on Mr. Krzemien’s performance.

•	Bonus Eligibility. In addition to his base salary, Mr. Krzemien shall be eligible to participate in such management bonus plans or programs as may be established from time to time by the Board, subject to the terms of such plans or programs.

•	Options. As of the Effective Date, the Company awarded to Mr. Krzemien 100,000 options to purchase shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2013 Stock Incentive Plan, which the options have an exercise price of $3.00 per share and shall vest ratably on a monthly basis beginning on the Effective Date and ending on the second anniversary of the Effective Date.

•	Employee Benefits and Perquisites. Mr. Krzemien shall be eligible to participate in all of the Company’s employee benefit plans, as may be maintained by the Company from time to time, on the same terms as similarly situated employees of the Company.

Termination and Severance.

The Agreement may be terminated at any time by the Company with or without Cause (as defined in the Agreement) or by Mr. Krzemien with or without Good Reason (as defined in the Agreement), in either case in accordance with the Agreement.

•	Termination without Cause or for Good Reason. If Mr. Krzemien is terminated by the Company without Cause (other than by notice of nonrenewal of the Agreement) or Mr. Krzemien terminates his employment for Good Reason, then, in addition to the payment of any base salary earned but unpaid through the date of termination and any accrued but unused vacation time as of the date of termination, the Company shall (i) continue to pay to Mr. Krzemien his base salary for a period of twelve (12) months following the date of the termination and (ii) accelerate the vesting of the options granted to Mr. Krzemien that would have vested during twelve months following Mr. Krzemien’s termination had no such termination occurred. The Company’s obligations to make such payments and provide such benefits are conditional upon Mr. Krzemien’s continued compliance with certain restrictive covenants in favor of the Company and Mr. Krzemien’s execution, delivery and non-revocation of a release of claims against the Company and a mutual non-disparagement agreement with the Company.

•	Other Termination. In the event that Mr. Krzemien is terminated by the Company for Cause or by Mr. Krzemien without Good Reason, the Company shall pay to Mr. Krzemien any accrued but unpaid base salary and any accrued but unused vacation time and satisfy any indemnification obligations to Mr. Krzemien. All unvested options will be automatically forfeited.

If Mr. Krzemien’s employment is terminated due to Mr. Krzemien’s death or disability, the Company shall also pay to Mr. Krzemien (or his estate or beneficiaries, as the case may be) any accrued but unpaid base salary and any accrued but unused vacation time and satisfy any indemnification obligations to Mr. Krzemien. All unvested options will be automatically forfeited.

Restrictive Covenants.

The Agreement contains standard restrictive covenants relating to non-competition, non-solicitation, confidentiality and proprietary rights. Following the termination of his employment, Mr. Krzemien shall have certain continuing obligations under the Agreement.

The above summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are being filed herewith:

Exhibit Number	Description

10.1	Employment Agreement, dated November 15, 2017, by and between the Company and Gregory M. Krzemien

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2017

JETPAY CORPORATION

By:	/s/ Diane (Vogt) Faro

Name: Diane (Vogt) Faro
Title: Chief Executive Officer